Exhibit 5.1
October 31, 2007
Global Industries, Ltd.
8000 Global Drive
Carlyss, Louisiana 70665

Re:	Global Industries, Ltd. Registration Statement on Form S-3 for $325,000,000 Aggregate Principal Amount of 2.75% Senior Convertible Debentures Due 2027 and 12,135,890 Shares of Common Stock
Ladies and Gentlemen:
     We have acted as counsel to Global Industries, Ltd., a Louisiana corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale by certain selling security holders from time to time of up to $325,000,000 aggregate principal amount of the Company’s 2.75% Senior Convertible Debentures due 2027 (the “Debentures”) and up to 12,135,890 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), initially reserved for issuance upon due conversion of the Debentures. The Debentures were issued under an Indenture (the “Indenture”) dated as of July 27, 2007 between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).
     We have examined the Amended and Restated Articles of Incorporation of the Company, the Bylaws of the Company, the Registration Statement, the Indenture, the Debentures and a form of the stock certificate for the Common Stock, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined (i) resolutions of the board of directors of the Company and (ii) the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.
     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	2801 Via Fortuna, Suite 100 Austin, TX 78746-7568 Tel 512.542.8400 Fax 512.542.8612 www.velaw.com

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:
1.	The Debentures have been duly authorized, executed and issued by the Company and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and except as such enforcement is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

2.	The Common Stock initially issuable upon conversion of the Debentures has been duly authorized and, when issued and delivered in accordance with the provisions of the Debentures and the Indenture, will be validly issued, fully paid and non-assessable.
     The opinions expressed herein are limited in all respects to the Constitution of the State of Louisiana and the Louisiana Business Corporation Law, as interpreted by the courts of the State of Louisiana, the laws of the State of New York and the federal laws of the United States of America, in each case as in effect on the date hereof.
     We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, or to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.